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                 December 7, 2021

       David C. Clark
       Chief Financial Officer
       Oblong, Inc.
       25587 Conifer Road, Suite 105-231
       Conifer, Colorado 80433

                                                        Re: Oblong, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 2,
2021
                                                            File No. 333-261480

       Dear Mr. Clark:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Ron Levine